Exhibit 99.1

Texas Community Bancshares, Inc. Announces Chief Financial Officer Transition
MINEOLA, Texas; November 13, 2025 - Texas Community Bancshares, Inc. (the “Company”) (NASDAQ: TCBS), the holding company of Broadstreet Bank, SSB (the “Bank”), announced today the retirement of Julie Sharff and appointment of Jason McCrary as Chief Financial Officer, effective December 1, 2025. During her tenure of over 28 years with the Company and the Bank, Ms. Sharff has been an integral part of shaping the Company’s strategy and growth. She helped guide the Company through several key milestones – including its initial public offering and transition to a publicly-traded company and the establishment of public reporting and compliance practices. She will continue to consult with the Company as Jason McCrary settles into his role to ensure a smooth transition. Mr. McCrary brings more than two decades of experience in accounting, finance, and community banking leadership to the role.
“We are pleased to welcome Jason to the executive leadership team,” said Jason Sobel, President and Chief Executive Officer. “His deep financial expertise and proven leadership will be invaluable as we continue to grow and strengthen our financial performance as part of our long-term growth and profitability strategy.”
Jason joined the Company in 2024 as Vice President of Finance and Accounting and has since played a key role in advancing the organization’s financial operations.
He began his career in public accounting with Deloitte & Touche, LLP in Ft. Worth, Texas, serving in the Audit and Assurance practice. He later held finance and accounting roles with a global pharmaceutical company before beginning his banking career in 2012.
Since entering community banking, McCrary has held financial leadership positions with two East Texas-based community banks, including serving as Chief Financial Officer of a nearly $2 billion institution prior to its acquisition by a larger regional bank. His experience spans financial reporting, strategic planning, mergers and acquisitions, and regulatory compliance, with a strong focus on fostering sustainable growth within community banking organizations.
McCrary holds a Bachelor’s degree from Abilene Christian University and a Bachelor of Business Administration in Accounting from the University of Texas at Arlington. He is a Certified Public Accountant licensed in the State of Texas.
“I am honored to serve as Chief Financial Officer for Texas Community Bancshares and Broadstreet Bank,” said McCrary. “It’s an exciting time for the organization, and I look forward to contributing to its continued growth and success.”
About Texas Community Bancshares, Inc.
Texas Community Bancshares, Inc. is the holding company for Broadstreet Bank SSB, a community-focused financial institution serving customers across East Texas with a commitment to relationship banking, local decision-making, and long-term community investment.